     Exhibit 99.1
ZENDESK ANNOUNCES THIRD QUARTER 2021 RESULTS

Highlights:

•Third quarter revenue increased 32% year over year to $347.0 million
•Third quarter GAAP operating loss of $38.9 million and non-GAAP operating income of $27.0 million

SAN FRANCISCO – October 28, 2021 – Zendesk, Inc. (NYSE: ZEN) today reported financial results for the third quarter ended September 30, 2021, and released a Shareholder Letter on its investor relations website at https://investor.zendesk.com.

Results for the Third Quarter 2021

Revenue was $347.0 million for the quarter ended September 30, 2021, an increase of 32% over the prior year period. GAAP net loss for the quarter ended September 30, 2021 was $54.4 million, and GAAP net loss per share (basic and diluted) was $0.45. Non-GAAP net income was $21.7 million, and non-GAAP net income per share was $0.18 (basic) and $0.17 (diluted). Non-GAAP net income excludes approximately $62.0 million in share-based compensation and related expenses (including $2.1 million of employer tax related to employee stock transactions and $0.4 million of amortization of share-based compensation capitalized in internal-use software), $12.9 million of amortization of debt discount and issuance costs, $2.2 million of acquisition-related expenses, $1.7 million of amortization of purchased intangibles, $(0.1) million of real estate impairments, and non-GAAP income tax effects and adjustments of $2.6 million. GAAP net loss per share for the quarter ended September 30, 2021 was based on 120.2 million weighted average shares outstanding (basic and diluted), and non-GAAP net income per share for the quarter ended September 30, 2021 was based on 120.2 million weighted average shares outstanding (basic) and 126.9 million weighted average shares outstanding (diluted).

Outlook

As of October 28, 2021, Zendesk provided guidance for the quarter and full year ending December 31, 2021.
For the quarter ending December 31, 2021, Zendesk expects to report:
•Revenue in the range of $366 - 372 million
•GAAP operating income (loss) in the range of $(49) - (43) million, which includes share-based compensation and related expenses of approximately $68 million, amortization of purchased intangibles of approximately $2 million, and acquisition-related expenses of approximately $1 million
•Non-GAAP operating income in the range of $22 - 28 million, which excludes share-based compensation and related expenses of approximately $68 million, amortization of purchased intangibles of approximately $2 million, and acquisition-related expenses of approximately $1 million
•Approximately 121 million weighted average shares outstanding (basic)
•Approximately 127 million weighted average shares outstanding (diluted)
For the full year ending December 31, 2021, Zendesk expects to report:
•Revenue in the range of $1.329 - 1.335 billion
•GAAP operating income (loss) in the range of $(166) - (160) million, which includes share-based compensation and related expenses of approximately $248 million, amortization of purchased intangibles of approximately $7 million, acquisition-related expenses of approximately $6 million, and real estate impairments of approximately $1 million
•Non-GAAP operating income in the range of $96 - 102 million, which excludes share-based compensation and related expenses of approximately $248 million, amortization of purchased intangibles of approximately $7 million, acquisition-related expenses of approximately $6 million, and real estate impairments of approximately $1 million
•Approximately 120 million weighted average shares outstanding (basic)
•Approximately 128 million weighted average shares outstanding (diluted)
•Free cash flow in the range of $140 - 150 million, which includes the impact of a lease termination payment of approximately $7 million paid in the second quarter of 2021 related to our real estate changes in San Francisco

We have not reconciled free cash flow guidance to net cash from operating activities for the full year 2021 because we do not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on our free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the full year 2021 is not available without unreasonable effort.

Zendesk’s estimates of share-based compensation and related expenses, amortization of purchased intangibles, acquisition-related expenses, real estate impairments, weighted average shares outstanding, and free cash flow in future periods assume, among other things, the occurrence of no additional acquisitions, investments, or restructurings and no further revisions to share-based compensation and related expenses.

Shareholder Letter and Conference Call Information

The detailed Shareholder Letter is available at https://investor.zendesk.com and Zendesk will host a live video webcast at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time) on Thursday, October 28, 2021 to discuss the results. The live video webcast can be accessed through Zendesk’s investor relations website at https://investor.zendesk.com. A replay of the webcast will be available for 12 months.

About Zendesk

Zendesk started the customer experience revolution in 2007 by enabling any business around the world to take their customer service online. Today, Zendesk is the champion of great service everywhere for everyone, and powers billions of conversations, connecting more than 100,000 brands with hundreds of millions of customers over telephony, chat, email, messaging, social channels, communities, review sites and help centers. Zendesk products are built with love to be loved. The company was conceived in Copenhagen, Denmark, built and grown in California, taken public in New York City, and today employs more than 5,000 people across the world. Learn more at www.zendesk.com.

References to Zendesk, the “Company,” “our,” or “we” in this press release refer to Zendesk, Inc. and its subsidiaries on a consolidated basis.

Forward-Looking Statements

This press release contains forward-looking statements, including, among other things, statements regarding Zendesk’s future financial performance, its continued investment to grow its business, and progress toward its long-term financial objectives. Words such as “may,” “should,” “will,” “believe,” “expect,” “anticipate,” “target,” “project,” and similar phrases that denote future expectation or intent regarding Zendesk’s financial results, operations, and other matters are intended to identify forward-looking statements. You should not rely upon forward-looking statements as predictions of future events.

The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors that may cause Zendesk’s actual results, performance, or achievements to differ materially, including (i) Zendesk’s ability to adapt its products to changing market dynamics and customer preferences or achieve increased market acceptance of its products; (ii) the intensely competitive market in which Zendesk operates; (iii) the development of the market for software as a service business software applications; (iv) Zendesk’s substantial reliance on its customers renewing their subscriptions and purchasing additional subscriptions; (v) Zendesk’s ability to effectively market and sell its products to larger enterprises; (vi) Zendesk’s ability to develop or acquire and market new products and to support its products on a unified, reliable shared services platform; (vii) Zendesk’s reliance on third-party services, including services for hosting, email, and messaging; (viii) Zendesk’s ability to retain key employees and attract qualified personnel, particularly in the primary regions Zendesk operates; (ix) Zendesk’s ability to effectively manage its growth and organizational change, including its international expansion strategy; (x) Zendesk’s expectation that the future growth rate of its revenues will decline, and that, as its costs increase, Zendesk may not be able to generate sufficient revenues to achieve or sustain profitability; (xi) Zendesk’s ability to integrate acquired businesses and technologies successfully or achieve the expected benefits of such acquisitions; (xii) real or perceived errors, failures, or bugs in Zendesk’s products; (xiii) potential service interruptions or performance problems associated with Zendesk’s technology and infrastructure; (xiv) Zendesk’s ability to securely maintain customer data and prevent, mitigate, and respond effectively to both historical and future data breaches; (xv) Zendesk’s ability to comply with privacy and data security regulations; (xvi) Zendesk’s ability to optimize the pricing for its solutions; and (xvii) other adverse changes in general economic or market conditions.

The forward-looking statements contained in this press release are also subject to additional risks, uncertainties, and factors, including those more fully described in Zendesk’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that Zendesk makes with the Securities and Exchange Commission from time to time, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2021.

Forward-looking statements represent Zendesk’s management’s beliefs and assumptions only as of the date such statements are made. Zendesk undertakes no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law.

Condensed Consolidated Statements of Operations
(In thousands, except per share data; unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$346,974	$261,926	$963,238	$746,066
Cost of revenue	70,226	62,819	197,863	184,036
Gross profit	276,748	199,107	765,375	562,030
Operating expenses:
Research and development	92,112	64,842	248,721	184,266
Sales and marketing	172,828	123,737	495,596	369,442
General and administrative	50,716	38,854	139,667	109,427
Total operating expenses	315,656	227,433	883,984	663,135
Operating loss	(38,908)	(28,326)	(118,609)	(101,105)
Other income (expense), net:
Interest expense	(14,762)	(14,087)	(43,768)	(29,060)
Loss on early extinguishment of debt	—	—	—	(25,950)
Interest and other income (expense), net	2,386	3,683	8,430	12,750
Total other income (expense), net	(12,376)	(10,404)	(35,338)	(42,260)
Loss before provision for income taxes	(51,284)	(38,730)	(153,947)	(143,365)
Provision for income taxes	3,133	1,973	7,842	4,777
Net loss	$(54,417)	$(40,703)	$(161,789)	$(148,142)
Net loss per share, basic and diluted	$(0.45)	$(0.35)	$(1.36)	$(1.29)
Weighted-average shares used to compute net loss per share, basic and diluted	120,164	115,809	119,050	114,653

Condensed Consolidated Balance Sheets
(In thousands, except par value; unaudited)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$532,517	$405,430
Marketable securities	421,328	565,593
Accounts receivable, net of allowance for credit losses of $4,702 and $5,787 as of September 30, 2021 and December 31, 2020, respectively	187,460	199,243
Deferred costs	66,282	51,878
Prepaid expenses and other current assets	61,769	53,829
Total current assets	1,269,356	1,275,973
Marketable securities, noncurrent	591,153	428,678
Property and equipment, net	93,523	94,208
Deferred costs, noncurrent	67,448	52,731
Lease right-of-use assets	73,094	84,013
Goodwill and intangible assets, net	198,946	196,218
Other assets	27,720	25,458
Total assets	$2,321,240	$2,157,279

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$33,535	$15,428
Accrued liabilities	45,401	38,921
Accrued compensation and related benefits	128,280	103,437
Deferred revenue	444,373	378,935
Lease liabilities	20,201	23,533
Current portion of convertible senior notes, net	137,861	132,388
Total current liabilities	809,651	692,642
Convertible senior notes, net	968,188	935,576
Deferred revenue, noncurrent	3,696	4,423
Lease liabilities, noncurrent	66,733	85,275
Other liabilities	4,696	7,532
Total liabilities	1,852,964	1,725,448

Stockholders’ equity:
Preferred stock, par value $0.01 per share	—	—
Common stock, par value $0.01 per share	1,204	1,174
Additional paid-in capital	1,553,846	1,344,337
Accumulated other comprehensive (loss) income	(8,385)	3,203
Accumulated deficit	(1,078,389)	(916,883)
Total stockholders’ equity	468,276	431,831
Total liabilities and stockholders’ equity	$2,321,240	$2,157,279

Condensed Consolidated Statements of Cash Flows
(In thousands; unaudited)

	Three Months Ended September 30,
	2021	2020
Cash flows from operating activities
Net loss	$(54,417)	$(40,703)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	9,330	10,613
Share-based compensation	59,533	46,263
Amortization of deferred costs	17,797	11,660
Amortization of debt discount and issuance costs	12,866	12,194
Allowance for credit losses on accounts receivable	1,704	2,836
Other, net	1,118	(1,848)
Changes in operating assets and liabilities:
Accounts receivable	15,231	(12,392)
Prepaid expenses and other current assets	(7,646)	100
Deferred costs	(22,595)	(18,976)
Lease right-of-use assets	4,058	5,225
Other assets and liabilities	(2,038)	(482)
Accounts payable	12,927	(3,193)
Accrued liabilities	3,910	593
Accrued compensation and related benefits	22,020	14,463
Deferred revenue	5,571	12,217
Lease liabilities	(5,559)	(5,175)
Net cash provided by operating activities	73,810	33,395
Cash flows from investing activities
Purchases of property and equipment	(5,073)	(3,931)
Internal-use software development costs	(3,299)	(4,618)
Purchases of marketable securities	(213,786)	(468,032)
Proceeds from maturities of marketable securities	209,980	89,493
Proceeds from sales of marketable securities	44,934	10,908
Business combinations, net of cash acquired	(7,811)	—
Purchases of strategic investments	(1,000)	—
Proceeds from sales of strategic investments	1,008	1,577
Net cash provided by (used in) investing activities	24,953	(374,603)
Cash flows from financing activities
Proceeds from exercises of employee stock options	3,754	15,489
Proceeds from employee stock purchase plan	10,358	9,996
Taxes paid related to net share settlement of share-based awards	(2,638)	(1,990)
Other	—	(610)
Net cash provided by financing activities	11,474	22,885
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(14)	206
Net increase (decrease) in cash, cash equivalents and restricted cash	110,223	(318,117)
Cash, cash equivalents and restricted cash at beginning of period	423,248	704,116
Cash, cash equivalents and restricted cash at end of period	$533,471	$385,999

Non-GAAP Results
(In thousands, except per share data)
The following table shows Zendesk’s GAAP results reconciled to non-GAAP results included in this release.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Reconciliation of gross profit and gross margin
GAAP gross profit	$276,748	$199,107	$765,375	$562,030
Plus: Share-based compensation	5,343	4,831	15,047	15,077
Plus: Employer tax related to employee stock transactions	187	247	967	963
Plus: Amortization of purchased intangibles	1,095	1,525	3,450	5,249
Plus: Acquisition-related expenses	37	85	161	292
Plus: Amortization of share-based compensation capitalized in internal-use software	373	460	1,144	1,375
Non-GAAP gross profit	$283,783	$206,255	$786,144	$584,986
GAAP gross margin	80%	76%	79%	75%
Non-GAAP adjustments	2%	3%	3%	3%
Non-GAAP gross margin	82%	79%	82%	78%

Reconciliation of operating expenses
GAAP research and development	$92,112	$64,842	$248,721	$184,266
Less: Share-based compensation	(17,189)	(13,921)	(49,886)	(39,076)
Less: Employer tax related to employee stock transactions	(617)	(495)	(3,126)	(2,081)
Less: Acquisition-related expenses	(1,297)	(1,204)	(3,076)	(3,382)
Less: Amortization of share-based compensation capitalized in internal-use software	(17)	—	(51)	—
Non-GAAP research and development	$72,992	$49,222	$192,582	$139,727
GAAP research and development as percentage of revenue	27%	25%	26%	25%
Non-GAAP research and development as percentage of revenue	21%	19%	20%	19%

GAAP sales and marketing	$172,828	$123,737	$495,596	$369,442
Less: Share-based compensation	(24,915)	(19,335)	(72,648)	(53,467)
Less: Employer tax related to employee stock transactions	(739)	(860)	(4,193)	(2,923)
Less: Amortization of purchased intangibles	(642)	(671)	(1,926)	(2,041)
Less: Acquisition-related expenses	(262)	(55)	(374)	(1,146)
Non-GAAP sales and marketing	$146,270	$102,816	$416,455	$309,865
GAAP sales and marketing as percentage of revenue	50%	47%	51%	50%
Non-GAAP sales and marketing as percentage of revenue	42%	39%	43%	42%

GAAP general and administrative	$50,716	$38,854	$139,667	$109,427
Less: Share-based compensation	(12,086)	(8,176)	(31,020)	(24,437)
Less: Employer tax related to employee stock transactions	(510)	(689)	(2,798)	(1,914)
Less: Acquisition-related expenses	(636)	(699)	(1,099)	(937)
Less: Real estate impairments	65	—	(1,111)	—
Non-GAAP general and administrative	$37,549	$29,290	$103,639	$82,139
GAAP general and administrative as percentage of revenue	15%	15%	14%	15%
Non-GAAP general and administrative as percentage of revenue	11%	11%	11%	11%

Reconciliation of operating income (loss) and operating margin
GAAP operating loss	$(38,908)	$(28,326)	$(118,609)	$(101,105)
Plus: Share-based compensation	59,533	46,263	168,601	132,057
Plus: Employer tax related to employee stock transactions	2,053	2,291	11,084	7,881
Plus: Amortization of purchased intangibles	1,737	2,196	5,376	7,290
Plus: Acquisition-related expenses	2,232	2,043	4,710	5,757
Plus: Amortization of share-based compensation capitalized in internal-use software	390	460	1,195	1,375
Plus: Real estate impairments	(65)	—	1,111	—
Non-GAAP operating income	$26,972	$24,927	$73,468	$53,255
GAAP operating margin	(11)%	(11)%	(12)%	(14)%
Non-GAAP adjustments	19%	21%	20%	21%
Non-GAAP operating margin	8%	10%	8%	7%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Reconciliation of net income (loss)
GAAP net loss	$(54,417)	$(40,703)	$(161,789)	$(148,142)
Plus: Share-based compensation	59,533	46,263	168,601	132,057
Plus: Employer tax related to employee stock transactions	2,053	2,291	11,084	7,881
Plus: Amortization of purchased intangibles	1,737	2,196	5,376	7,290
Plus: Acquisition-related expenses	2,232	2,043	4,710	5,757
Plus: Amortization of share-based compensation capitalized in internal-use software	390	460	1,195	1,375
Plus: Real estate impairments	(65)	—	1,111	—
Plus: Amortization of debt discount and issuance costs	12,865	12,194	38,085	26,230
Plus: Loss on early extinguishment of debt	—	—	—	25,950
Less: Income tax effects and adjustments	(2,634)	(3,638)	(8,163)	(8,490)
Non-GAAP net income	$21,694	$21,106	$60,210	$49,908

Reconciliation of net income (loss) per share, basic
GAAP net loss per share, basic	$(0.45)	$(0.35)	$(1.36)	$(1.29)
Non-GAAP adjustments to net loss	0.63	0.53	1.87	1.73
Non-GAAP net income per share, basic	$0.18	$0.18	$0.51	$0.44

Reconciliation of net income (loss) per share, diluted
GAAP net loss per share, diluted	$(0.45)	$(0.35)	$(1.36)	$(1.29)
Non-GAAP adjustments to net loss	0.62	0.52	1.83	1.70
Non-GAAP net income per share, diluted	$0.17	$0.17	$0.47	$0.41

Weighted-average shares used in GAAP per share calculation, basic and diluted	120,164	115,809	119,050	114,653

Weighted-average shares used in non-GAAP per share calculation
Basic	120,164	115,809	119,050	114,653
Diluted	126,887	121,369	127,234	120,635

Computation of free cash flow
Net cash provided by (used in) operating activities	$73,810	$33,395	$134,283	$(19,929)
Plus: Repayment of convertible senior notes attributable to debt discount	—	—	—	38,637
Less: Purchases of property and equipment	(5,073)	(3,931)	(11,030)	(19,489)
Less: Internal-use software development costs	(3,299)	(4,618)	(10,837)	(10,901)
Free cash flow	$65,438	$24,846	$112,416	$(11,682)

Net cash provided by (used in) operating activities margin	21%	13%	14%	(3)%
Non-GAAP adjustments	(2)%	(4)%	(2)%	1%
Free cash flow margin	19%	9%	12%	(2)%

About Non-GAAP Financial Measures

To provide investors and others with additional information regarding Zendesk’s results, the following non-GAAP financial measures were disclosed: non-GAAP gross profit and gross margin, non-GAAP operating expenses, non-GAAP operating income (loss) and operating margin, non-GAAP net income (loss), non-GAAP net income (loss) per share, basic and diluted, free cash flow, and free cash flow margin.

Specifically, Zendesk excludes the following from its historical and prospective non-GAAP financial measures, as applicable:

Share-Based Compensation and Amortization of Share-Based Compensation Capitalized in Internal-Use Software: Zendesk utilizes share-based compensation to attract and retain employees. It is principally aimed at aligning their interests with those of its stockholders and at long-term retention, rather than to address operational performance for any particular period. As a result, share-based compensation expenses vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Employer Tax Related to Employee Stock Transactions: Zendesk views the amount of employer taxes related to its employee stock transactions as an expense that is dependent on its stock price, employee exercise and other award disposition activity, and other factors that are beyond Zendesk’s control. As a result, employer taxes related to its employee stock transactions vary for reasons that are generally unrelated to financial and operational performance in any particular period.

Amortization of Purchased Intangibles: Zendesk views amortization of purchased intangible assets, including the amortization of the cost associated with an acquired entity’s developed technology, as items arising from pre-acquisition activities determined at the time of an acquisition. While these intangible assets are evaluated for impairment regularly, amortization of the cost of purchased intangibles is an expense that is not typically affected by operations during any particular period.

Acquisition-Related Expenses: Zendesk views acquisition-related expenses, such as transaction costs, integration costs, restructuring costs, and acquisition-related retention payments, including amortization of acquisition-related retention payments capitalized in internal-use software, as events that are not necessarily reflective of operational performance during a period. In particular, Zendesk believes the consideration of measures that exclude such expenses can assist in the comparison of operational performance in different periods which may or may not include such expenses.

Real Estate Impairments: To support an increased percentage of remote teams, Zendesk records impairments for certain assets associated with leased properties, or portions thereof, that it ceases to occupy. Any losses and gains associated with these activities are generally unrelated to financial and operational performance in any particular period and Zendesk believes the exclusion of such losses and gains provides for a more useful comparison of operational performance in comparative periods that may or may not include such losses and gains.

Loss on Early Extinguishment of Debt: In March 2018, Zendesk issued $575 million aggregate principal amount of 0.25% convertible senior notes due in 2023 (the “2023 Notes”). In June 2020, Zendesk issued $1,150 million aggregate principal amount of 0.625% convertible senior notes due in 2025 (the “2025 Notes”). In connection with the offering of the 2025 Notes, Zendesk used $618 million of the net proceeds from the offering of the 2025 Notes to repurchase $426 million aggregate principal amount of the 2023 Notes in cash through individual privately negotiated transactions (the “2023 Notes Partial Repurchase”). Of the $618 million consideration, $393 million and $225 million were allocated to the debt and equity components, respectively. As of the repurchase date, the carrying value of the 2023 Notes subject to the 2023 Notes Partial Repurchase, net of unamortized debt discount and issuance costs, was $367 million. The 2023 Notes Partial Repurchase resulted in a $26 million loss on early debt extinguishment. As of September 30, 2021, $149 million of principal remains outstanding on the 2023 Notes. The loss on early extinguishment of debt is a non-cash item, and we believe the exclusion of this expense will provide for a more useful comparison of our operational performance in different periods.

Amortization of Debt Discount and Issuance Costs: The imputed interest rates of the 2023 Notes and the 2025 Notes were approximately 5.26% and 5.00%, respectively. This is a result of the debt discounts recorded for the conversion features of the Notes that are required to be separately accounted for as equity, and debt issuance costs, which reduce the carrying value of the convertible debt instruments. The debt discounts are amortized as interest expense together with the issuance costs of the debt. The expense for the amortization of debt discount and debt issuance costs is a non-cash item, and we believe the exclusion of this interest expense will provide for a more useful comparison of our operational performance in different periods.

Income Tax Effects: Zendesk utilizes a fixed long-term projected tax rate in its computation of non-GAAP income tax effects to provide better consistency across interim reporting periods. In projecting this long-term non-GAAP tax rate, Zendesk utilizes a financial projection that excludes the direct impact of other non-GAAP adjustments. The projected rate considers other factors such as Zendesk’s current operating structure, existing tax positions in various jurisdictions, and key legislation in major jurisdictions where Zendesk operates. For the year ending December 31, 2021, Zendesk has determined the projected non-GAAP tax rate to be 21%. Zendesk will periodically re-evaluate this tax rate, as necessary, for significant events, based on relevant tax law changes, material changes in the forecasted geographic earnings mix, and any significant acquisitions.

Zendesk provides disclosures regarding its free cash flow, which is defined as net cash from operating activities, plus repayment of convertible senior notes attributable to debt discount, less purchases of property and equipment and internal-use software development costs. Free cash flow margin is calculated as free cash flow as a percentage of total revenue. Zendesk uses free cash flow, free cash flow margin, and other measures, to evaluate the ability of its operations to generate cash that is available for purposes other than capital expenditures and capitalized software development costs. Zendesk believes that information regarding free cash flow and free cash flow margin provides investors with an important perspective on the cash available to fund ongoing operations.

Zendesk has not reconciled free cash flow guidance to net cash from operating activities for the year ending December 31, 2021 because Zendesk does not provide guidance on the reconciling items between net cash from operating activities and free cash flow, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s free cash flow and, accordingly, a reconciliation of net cash from operating activities to free cash flow for the year ending December 31, 2021 is not available without unreasonable effort.

Zendesk does not provide a reconciliation of its non-GAAP operating margin guidance to GAAP operating margin for future periods beyond the current fiscal year because Zendesk does not provide guidance on the reconciling items between GAAP operating margin and non-GAAP operating margin for such periods, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP operating margin and, accordingly, a reconciliation of GAAP operating margin to non-GAAP operating margin guidance for such periods is not available without unreasonable effort.

Zendesk’s disclosures regarding its expectations for its non-GAAP gross margin include adjustments to its expectations for its GAAP gross margin that exclude share-based compensation and related expenses in Zendesk’s cost of revenue, amortization of purchased intangibles primarily related to developed technology, and acquisition-related expenses. The share-based compensation and related expenses excluded due to such adjustments are primarily comprised of the share-based compensation and related expenses for employees associated with Zendesk’s infrastructure and customer experience organization.

Zendesk does not provide a reconciliation of its non-GAAP gross margin guidance to GAAP gross margin for future periods because Zendesk does not provide guidance on the reconciling items between GAAP gross margin and non-GAAP gross margin, as a result of the uncertainty regarding, and the potential variability of, these items. The actual amount of such reconciling items will have a significant impact on Zendesk’s non-GAAP gross margin and, accordingly, a reconciliation of GAAP gross margin to non-GAAP gross margin guidance for the period is not available without unreasonable effort.

Zendesk uses non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Zendesk’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Zendesk presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate Zendesk’s operating results. Zendesk believes these non-GAAP financial measures are useful because they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making. This allows investors and others to better understand and evaluate Zendesk’s operating results and future prospects in the same manner as management.

Zendesk’s management believes it is useful for itself and investors to review, as applicable, both GAAP information that may include items such as share-based compensation and related expenses, amortization of debt discount and issuance costs, amortization of purchased intangibles, acquisition-related expenses, loss on early extinguishment of debt, and real estate impairments, and the non-GAAP measures that exclude such information in order to assess the performance of Zendesk’s business and for planning and forecasting in subsequent periods. When Zendesk uses such a non-GAAP financial measure with respect to historical periods, it provides a reconciliation of the non-GAAP financial measure to the most closely comparable GAAP financial measure. When Zendesk uses such a non-GAAP financial measure in a forward-looking manner for future periods, and a reconciliation is not determinable without unreasonable effort, Zendesk provides the reconciling information that is determinable without unreasonable effort and identifies the information that would need to be added or subtracted from the non-GAAP measure to arrive at the most directly comparable GAAP measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure as detailed above.

About Operating Metrics

Zendesk reviews a number of operating metrics to evaluate its business, measure performance, identify trends, formulate business plans, and make strategic decisions. These include the number of logos, annual recurring revenue and the percentage of its annual recurring revenue from customers with more than $250,000 in annual recurring revenue.

Zendesk's number of logos is a consolidation of paid customer accounts across our solutions, exclusive of Zendesk's legacy Starter plan, free trials, or other free services, as of the end of the period. A paid customer account is one individual billing relationship for subscription to our services. Zendesk calculates its logo number by consolidating paid customer accounts that share common corporate information as a single organization or customer may have multiple paid customer accounts across its solutions to service separate subsidiaries, divisions, or work processes. As of September 30, 2021, Zendesk had approximately 111,800 logos. Zendesk does not currently include in its logo metric logos associated with its legacy analytics product, its legacy Outbound product, its legacy Starter plan, its legacy Sell product, legacy Sunshine Conversations, its legacy Smooch product, free trials, or other free services. We may from time to time refer to "customers" or "brands" in our publicly-available disclosures, each of which refers to our number of logos.

Zendesk’s dollar-based net expansion rate provides a measurement of our ability to increase revenue across our existing customer base through expansion of authorized agents associated with a logo, upgrades in subscription plans, and the purchase of additional products as offset by contraction and churn in authorized agents associated with a logo, and downgrades in subscription plans. Zendesk does not currently incorporate operating metrics associated with its legacy analytics product, its legacy Outbound product, its legacy Starter plan, its legacy Sell product, legacy Sunshine Conversations, its legacy Smooch product, free trials, or other free services into its measurement of dollar-based net expansion rate. Dollar-based net expansion rate is based upon our annual recurring revenue for a set of logos on Zendesk's products. Annual recurring revenue is determined by multiplying monthly recurring revenue by twelve. Monthly recurring revenue is a legal and contractual determination made by assessing the contractual terms, as of the date of determination, as to the revenue we expect to generate in the next monthly period, assuming no changes to the subscription and without taking into account any usage above the subscription base, if any, that may be applicable to such subscription. Zendesk excludes the impact of revenue that it expects to generate from fixed-term contracts that are each associated with an existing account, are solely for additional temporary agents, and are not contemplated to last for the duration of the primary contract for the existing account from its determination of monthly recurring revenue. Zendesk additionally excludes the impact of accounts that are free-trial accounts that did not result in paid subscriptions, and temporary coupons, such as short-term discounts that were applied to certain accounts due to the COVID-19 pandemic, from its annual recurring revenue. Monthly recurring revenue is not determined by reference to historical revenue, deferred revenue, or any other United States generally accepted accounting principles, or GAAP, financial measure over any period.

Zendesk calculates its dollar-based net expansion rate by dividing the retained revenue net of contraction and churn by Zendesk’s base revenue. Zendesk defines its base revenue as the aggregate annual recurring revenue across its products from logos as of the date one year prior to the date of calculation. Zendesk defines the retained revenue net of contraction and churn as the aggregate annual recurring revenue across its products for the same customer base included in the measure of base revenue at the end of the annual period being measured.

Zendesk does not currently incorporate operating metrics associated with its legacy analytics product, its legacy Outbound product, its legacy Starter plan, Sell, Sunshine Conversations, its legacy Smooch product, free trials, or other free services into its measurement of dollar-based net expansion rate.

For a more detailed description of how Zendesk calculates its dollar-based net expansion rate, please refer to Zendesk’s periodic reports filed with the Securities and Exchange Commission.

Zendesk’s percentage of annual recurring revenue that is generated by customer accounts with more than $250,000 in annual recurring revenue is determined by dividing the total annual recurring revenue from customer accounts with more than $250,000 in annual recurring revenue from our products other than Sell and Sunshine Conversations as of the measurement date by the total annual recurring revenue for all customer accounts from our products other than Sell and Sunshine Conversations as of the measurement date. Zendesk determines the customer accounts with $250,000 in annual recurring revenue as of the measurement date based on the annual recurring revenue of a customer account at the measurement date. A "customer account" is based on an identifier tracked in our internal sales system as a separate and distinct buying entity.

Zendesk determines its bookings as the incremental additional annual recurring revenue from contracts that were entered into during the referenced fiscal quarter. Zendesk determines its net bookings as bookings less any annual recurring revenue lost from contracts which have not been renewed or a decrease in the level of paid services with our solutions over the referenced fiscal quarter.

Zendesk’s annual revenue run rate is based on its revenue for the most recent applicable quarter. Zendesk annualizes such results to estimate its annual revenue run rate by multiplying the revenue for its most recent applicable quarter by four. Zendesk’s annual revenue run rate is not a comprehensive statement of its financial results for such period and should not be viewed as a substitute for full annual or interim financial statements prepared in accordance with GAAP. In addition, Zendesk’s revenue for the most recent applicable quarter or annual revenue run rate are not necessarily indicative of the results to be achieved in any future period.

Zendesk determines its average deal size by dividing the annual recurring revenue from bookings for our products other than Sell and Sunshine Conversations in a quarter by the number of deals that were entered into during that quarter.

Source: Zendesk, Inc.

Contact:
Zendesk, Inc.
Investor Contact:
Jason Tsai, +1 415-997-8882
ir@zendesk.com

or

Media Contact:
Stephanie Barnes, +1 415-722-0883
press@zendesk.com